Exhibit 99.1

FuelCell Energy Reports Third Quarter of Fiscal 2022 Results

Third Quarter Fiscal 2022 Financial Highlights

(All comparisons are year-over-year unless otherwise noted)

●	Revenues of $43.1 million compared to $26.8 million
●	Gross loss of $(4.2) million compared to gross profit of $1.1 million
●	Loss from operations of $(28.0) million compared to $(10.6) million
●	Backlog of $1.284 billion as of July 31, 2022, compared to $1.299 billion as of July 31, 2021

DANBURY, CT – September 8, 2022 – FuelCell Energy, Inc. (Nasdaq: FCEL) -- a global leader in decarbonizing power and producing hydrogen through our proprietary, state-of-the-art fuel cell platforms to enable a world empowered by clean energy -- today reported financial results and key business highlights for its third quarter ended July 31, 2022.

“For the third quarter, we achieved our strongest quarterly revenue in five years, reflecting product sales and continued progress on our Powerhouse business strategy,” said Mr. Jason Few, President and CEO. “We delivered Ex Works six modules to Korea Fuel Cell Co., Ltd. during the quarter, and we have completed manufacturing the eight modules needed to fulfill the order placed by Korea Fuel Cell Co., Ltd. in June 2022 and expect to deliver those modules Ex Works and recognize the resulting revenue in the fourth quarter of fiscal year 2022. The delivery of the six modules along with a 75% increase in revenues from the Company’s Generation portfolio led to significantly increased total revenues in the third fiscal quarter, compared to the comparable prior-year quarter.”

“We are focused on continuing to improve our execution of our project backlog and growing our generation portfolio,” continued Mr. Few. “This year, we have strengthened our project management team as well as invested in digitization tools to enhance project management effectiveness. We continue to advance our strategic agenda in terms of infrastructure, solutions, and talent to support our medium- and long-term goals. These steps include continued investment in both capability and capacity, which are targeted to enhance our global commercial organization and manufacturing capabilities as well as support our engineering focus on commercializing our carbon capture, carbon separation and solid oxide platforms.”

Mr. Few continued, “FuelCell Energy is in a dynamic period of transition as we work to launch several new solutions to support the accelerating energy transition. Earlier this year, we highlighted the approximately $2 trillion in combined, cumulative total addressable market opportunities through 2030 which we believe may be served by our commercially available solutions and those that are actively under development by the Company. Global policy support for clean energy continues to drive our confidence in our target to deliver revenue of over $300 million by the end of fiscal year 2025 and revenue exceeding $1 billion by the end of fiscal year 2030.”

Mr. Few concluded, “We are excited to see the expansive policy support package for clean energy and storage that was recently enacted in the United States. We believe that the Inflation Reduction Act is supportive of potential customers making investments utilizing our solutions. We expect

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 2

that the various policy mechanisms within the Inflation Reduction Act will provide businesses with the long-term market and tax certainty needed to make important investment decisions, including in hiring, manufacturing, and partnerships. With this legislation, users and producers of fuel cell technology will be able to take advantage of investment tax credits, production tax credits for clean power and hydrogen, and carbon capture utilization and sequestration credits. Together, we believe these are important incentives for building and deploying more clean energy assets across the country, ensuring the United States leverages its rich natural resources, and decarbonizing our most challenging sectors without deindustrialization. The investments FuelCell Energy is making in our business are well aligned with these policy goals.”

Consolidated Financial Metrics

In this press release, FuelCell Energy refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures may not be comparable to similarly titled measures being used and disclosed by other companies. FuelCell Energy believes that this non-GAAP information is useful to gaining an understanding of its operating results and the ongoing performance of its business. A reconciliation of EBITDA, Adjusted EBITDA and any other non-GAAP measures is contained in the appendix to this press release.

	Three Months Ended July 31,
(Amounts in thousands)	2022	2021	Change
Total revenues	$ 43,104	$ 26,820	$ 16,284
Gross (loss) profit	(4,180)	1,100	(5,280)
Loss from operations	(27,997)	(10,585)	(17,412)
Net Loss	(28,977)	(11,997)	(16,980)
Net loss attributable to common stockholders	(30,214)	(12,797)	(17,417)
Net loss per share basic and diluted	$ (0.08)	$ (0.04)	$ (0.04)

EBITDA	(22,731)	(6,076)	(16,655)
Adjusted EBITDA	$ (20,770)	$ (5,173)	$ (15,597)

Third Quarter of Fiscal 2022 Results

Note: All comparisons between periods are between the third quarter of fiscal 2022 and the third quarter of fiscal 2021, unless otherwise specified.

Third quarter revenues of $43.1 million represents an increase of 61% from the comparable prior-year quarter.

●	Product revenues were $18.0 million in the third quarter of fiscal 2022 (compared to no product revenues in the comparable prior-year period). The increase in product revenues was a result of module sales to Korea Fuel Cell Co. (“KFC”) for which the Company recognized $18.0 million on the delivery Ex Works of six fuel cell modules from the Company’s facility in Torrington, CT in June 2022.

●	Service agreements revenues decreased 37% to $9.0 million from $14.3 million. The decrease in revenues for the third quarter of fiscal 2022 is primarily due to the fact that there were fewer module exchanges and fewer non-routine maintenance activities during the third quarter of fiscal 2022 than during the third quarter of fiscal 2021.

●	Generation revenues increased 75% to $10.9 million from $6.2 million, primarily due to the completion of the Long Island Power Authority (“LIPA”) Yaphank project during the three months ended January 31, 2022, and the higher operating output of the generation fleet portfolio as a result of module exchanges during the last nine months of fiscal year 2021. Generation revenues for the third quarter of fiscal 2022 also include sales of renewable energy

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 3

credits (which resulted in an increase in generation revenues of approximately $1.7 million for the third quarter of fiscal 2022).

●	Advanced Technologies contract revenues decreased 17% to $5.2 million from $6.2 million. Compared to the third quarter of fiscal 2021, Advanced Technologies contract revenues recognized under the Joint Development Agreement with ExxonMobil Technology and Engineering Company f/k/a ExxonMobil Research and Engineering Company (“EMTEC”) were approximately $3.1 million lower during the third quarter of fiscal 2022, offset by an increase in revenue recognized under government contracts and other contracts of $2.0 million for the third quarter of fiscal 2022.

Gross loss for the third quarter of fiscal 2022 totaled $(4.2) million, compared to a gross profit of $1.1 million in the comparable prior-year quarter.  The increase in gross loss was driven by higher manufacturing variances, $6.9 million of non-capitalizable costs related to construction of the Toyota project, and lower Advanced Technologies contract margin, partially offset by reduced generation gross loss (excluding the impact of non-capitalizable costs related to construction of the Toyota project) and higher service gross profit.

Operating expenses for the third quarter of fiscal 2022 increased to $23.8 million from $11.7 million in the third quarter of fiscal 2021. Administrative and selling expenses increased to $14.2 million from $8.7 million due to higher sales, marketing and consulting costs, as the Company is investing in rebranding and accelerating its sales and commercialization efforts including increasing the size of its sales and marketing teams, which resulted in an increase in compensation expense from an increase in headcount. Research and development expenses of $9.7 million during the quarter, up from $3.0 million in the third quarter of fiscal 2021, reflect increased spending on the Company’s ongoing commercial development efforts related to our solid oxide platform and carbon capture solutions compared to the comparable prior year period.

Net loss was $(29.0) million in the third quarter of fiscal 2022, compared to net loss of $(12.0) million in the third quarter of fiscal 2021 driven primarily by a gross loss (compared to a gross profit in the third quarter of fiscal 2021) and higher operating expenses. Additionally, the provision for income tax was higher in the third quarter of fiscal 2022 compared to the third quarter of fiscal 2021.

Adjusted EBITDA totaled $(20.8) million in the third quarter of fiscal 2022, compared to Adjusted EBITDA of $(5.2) million in the third quarter of fiscal 2021. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the third quarter of fiscal 2022 was $(0.08), compared to $(0.04) in the third quarter of fiscal 2021. The higher net loss per common share is primarily due to the higher net loss attributable to common stockholders, partially offset by the higher number of weighted average shares outstanding due to share issuances since July 31, 2021.

Cash, Restricted Cash and Financing Update

Cash and cash equivalents and restricted cash and restricted cash equivalents totaled $479.6 million as of July 31, 2022 compared to $460.2 million as of October 31, 2021.

●	Unrestricted cash and cash equivalents totaled $456.5 million compared to $432.2 million as of October 31, 2021.

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 4

●	Restricted cash and cash equivalents were $23.2 million, of which $5.6 million was classified as current and $17.5 million was classified as non-current, compared to $28.0 million of restricted cash and cash equivalents as of October 31, 2021, of which $11.3 million was classified as current and $16.7 million was classified as non-current.

On July 12, 2022, the Company entered into an Open Market Sale Agreement with Jefferies LLC, B. Riley Securities, Inc., Barclays Capital Inc., BMO Capital Markets Corp., BofA Securities, Inc., Canaccord Genuity LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Loop Capital Markets LLC (the “Open Market Sale Agreement”) with respect to an at the market offering program under which the Company may, from time to time, offer and sell up to 95.0 million shares of the Company’s common stock. During the quarter, the Company sold approximately 18.5 million shares under the Open Market Sale Agreement at an average sale price of $3.63 per share. Of this 18.5 million shares, approximately 7.8 million shares were issued and settled during the period ended July 31, 2022, resulting in gross proceeds of approximately $27.9 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $27.2 million after deducting commissions and fees totaling approximately $0.7 million. The balance of approximately 10.7 million shares were settled subsequent to July 31, 2022, resulting in gross proceeds (before deducting sales commissions) of approximately $39.2 million, and net proceeds to the Company of approximately $38.4 million after deducting commissions totaling approximately $0.8 million.

Operations and Commercialization Update

During the quarter, the Company continued to make progress on projects for which we have executed power and/or hydrogen purchase agreements, with updates regarding certain current projects provided below.

Groton Sub Base. In July 2021, the Company achieved mechanical completion, executed the interconnect agreement, and commenced the process of commissioning the 7.4 MW platform at the U.S. Navy Submarine Base in Groton, CT (the “Groton Project”). On September 14, 2021, the Company disclosed that the process of commissioning the Groton Project was temporarily suspended due to a needed repair. Following the completion of that repair, the Company resumed commissioning of the Groton Project. During the resumed commissioning process, the Company observed operating parameter data from one of the two fuel cell platforms installed at the project site that indicated a mechanical component was not performing according to engineered specifications. The Company subsequently determined that component should be removed from the project site to facilitate the necessary repair and upgrade. On April 7, 2022, the Company announced that it had completed the necessary repairs and upgrades to the mechanical component, reinstalled the mechanical component at the project site, and restarted the process of commissioning. During the restarted commissioning process, the Company encountered performance anomalies primarily in the mixer eductor oxidizer (“MEO”) which is a sophisticated piece of equipment specific to the Groton Project designed to optimize fuel and air flows. The Company is considering operating the project at a reduced output of 3 MW per platform at the start of commercial operations in order to optimize performance of each of the two MEO units. Over a period of approximately one year, the Company anticipates implementing upgrades to each of the two MEO units in order to bring the platform to its rated capacity of 7.4 MW.  Under extensions previously received from the U.S. Navy, the deadline by which commercial operations are to be achieved is September 30, 2022. We expect that the Groton Project could be commercially operational by September 30, 2022 at a reduced power output of approximately 6 MW. However, commencement of operations at a reduced output of approximately 6 MW requires approval by the Connecticut Municipal Electric Energy Cooperative (“CMEEC”) and the U.S.

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 5

Navy.  Although the Company is in discussions with CMEEC and the U.S. Navy, no assurance can be given that CMEEC and the U.S. Navy will provide such approval.

This platform is expected to highlight the ability of FuelCell Energy’s platforms to perform at high efficiencies and provide low CO2 to MWh output. Incorporation of the platform into a microgrid is expected to demonstrate the capacity of FuelCell Energy’s platforms to increase grid stability and resilience while supporting the U.S. military’s efforts to fortify base energy supply and demonstrate the U.S. Navy’s commitment to clean, reliable power with microgrid capabilities.

Toyota – Port of Long Beach, CA. This 2.3 MW trigeneration platform will produce electricity, hydrogen and water. Fuel cell platform equipment has been built and delivered to the site, civil construction work has significantly advanced, and certain portions of the platform have advanced to the conditioning phase of project deployment. We continue to anticipate that the remaining construction and commissioning activity will be completed in late calendar year 2022 or early calendar year 2023.

Derby, CT. On-site civil construction of this 14.0 MW project continues to advance, the Company has largely completed the foundational construction, and balance of plant components have been delivered and installed on site. This utility scale fuel cell platform will contain five SureSource 3000 fuel cell systems that will be installed on engineered platforms alongside the Housatonic River. To date, the Company has invested approximately $26.2 million into the project, with the majority of site work complete and the electrical and mechanical balance of plant installed. The Company continues work with the utility customer, United Illuminating, on the interconnection process, the timing of which will drive the continued development of the site, including the delivery of the ten fuel cell modules required to complete the project.

Manufacturing Output, Capacity and Expansion. For the three months ended July 31, 2022, we operated at an annualized production rate of approximately 36.5 MW, which is an increase from the annualized production rate of 35 MW for the three months ended July 31, 2021. We are working to increase our production rate during the remainder of fiscal year 2022 and are targeting achieving a rate capable of producing 40 to 45 MW on an annualized basis by the end of fiscal year 2022.

At this time, the maximum annualized capacity (module manufacturing, final assembly, testing and conditioning) is 100 MW per year under the Torrington facility’s current configuration when being fully utilized. The Torrington facility is sized to accommodate the eventual annualized production capacity of up to 200 MW per year with additional capital investment in machinery, equipment, tooling, and inventory. We expect to continue to make investments in the remainder of fiscal year 2022 in our factories for molten carbonate and solid oxide production capacity expansion; the addition of test facilities for new products and components; the expansion of our laboratories; and upgrades to and expansion of our business systems.

Commercialization Update.  The Company continues to advance its solid oxide platform research, including increasing production of solid oxide fuel cell modules and expanding manufacturing capacity. The Company continues to work with Idaho National Laboratories on a demonstration high-efficiency electrolysis platform. This project, done in conjunction with the U.S. Department of Energy, is intended to demonstrate that the Company’s platform can operate at higher electrical efficiency than currently available electrolysis technologies through the inclusion of an external heat source. To further accelerate the commercialization activity for the solid oxide platform, the Company recently commenced the design and construction of two advanced prototypes targeted for fiscal year 2023 completion: (i) a 250 kW power generation platform, and (ii) a 1 MW high-efficiency electrolysis platform.

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 6

Backlog

	As of July 31,
(Amounts in thousands)	2022	2021	Change
Product	$38,312	$-	$38,312
Service	112,238	127,048	(14,810)
Generation	1,103,396	1,109,343	(5,947)
License	-	22,182	(22,182)
Advanced Technologies	30,217	40,027	(9,810)
Total Backlog	$1,284,163	$1,298,600	$(14,437)

Backlog decreased by approximately 1.1% to $1.28 billion as of July 31, 2022, compared to $1.30 billion as of July 31, 2021, primarily as a result of a reduction in Service and Advanced Technologies contract backlog, offset by the addition of product sales backlog (specifically, the addition of product sales backlog from the module order received from KFC). Advanced Technologies contract backlog primarily represents remaining revenue under our Joint Development Agreement with EMTEC and government projects. Note that in the first quarter of fiscal 2022, approximately $22.2 million of backlog, which was previously classified as “Service and license” backlog, was reclassified to “Product” backlog as a result of the settlement agreement with POSCO Energy and KFC.

Only projects for which we have an executed power purchase agreement (“PPA”) or an executed Hydrogen Power Purchase Agreement are included in generation backlog, which represents future revenue under long-term agreements. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Backlog represents definitive agreements executed by the Company and our customers. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EDT to discuss third quarter results for fiscal year 2022 as well as key business highlights. Participants can access the live call via webcast on the Company website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the September 8th earnings call event, or click here.

●	Alternatively, participants can dial 646-960-0699 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at

www.fuelcellenergy.com approximately two hours after the conclusion of the call.

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 7

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the fiscal year ended October 31, 2021 in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations”. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the markets in which the Company expects to operate, and the size and scope of its total addressable market opportunities, which is an estimate based on currently available public information and the application of management’s current assumptions and business judgment.  Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity and energy prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations and the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; changes by the U.S. Small Business Administration or other governmental authorities to, or with respect to the implementation or interpretation of, the Coronavirus Aid, Relief, and Economic Security Act, the Paycheck Protection Program or related administrative matters; and concerns with, threats of, or the consequences of, pandemics, contagious diseases or health epidemics, including the novel coronavirus, and resulting supply chain disruptions, shifts in clean energy demand, impacts to our customers’ capital budgets and investment plans, impacts to our project schedules, impacts to our ability to service existing projects, and impacts on the demand for our products, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2021. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained or incorporated by reference herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety and global urbanization. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for businesses, utilities, governments and municipalities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 8

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

#

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 9

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	July 31, 2022	October 31, 2021
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$456,479	$432,213
Restricted cash and cash equivalents – short-term	5,627	11,268
Accounts receivable, net	12,101	14,730
Unbilled receivables	10,461	8,924
Inventories	80,606	67,074
Other current assets	14,259	9,177
Total current assets	579,533	543,386

Restricted cash and cash equivalents – long-term	17,532	16,731
Project assets, net	246,018	223,277
Inventories – long-term	4,586	4,586
Property, plant and equipment, net	52,868	39,416
Operating lease right-of-use assets, net	7,401	8,109
Goodwill	4.075	4,075
Intangible assets, net	17,697	18,670
Other assets	14,712	16,998
Total assets (1)	$944,422	$875,248
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$9,810	$10,085
Current portion of operating lease liabilities	798	1,032
Accounts payable	26,978	19,267
Accrued liabilities	22,535	16,099
Deferred revenue	20,393	6,287
Total current liabilities	80,514	52,770

Long-term deferred revenue and customer deposits	14,342	30,427
Long-term operating lease liabilities	7,619	8,093
Long-term debt and other liabilities	82,280	78,633
Total liabilities (1)	184,755	169,923

Redeemable Series B preferred stock (liquidation preference of $64,020 as of July 31, 2022 and October 31, 2021)	59,857	59,857
Redeemable noncontrolling interest	3,030	3,030
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 500,000,000 shares authorized as of July 31, 2022 and October 31, 2021; 394,430,969 and 366,618,693 shares issued and outstanding as of July 31, 2022 and October 31, 2021, respectively	39	37
Additional paid-in capital	2,056,626	1,908,471
Accumulated deficit	(1,365,506)	(1,265,251)
Accumulated other comprehensive loss	(1,145)	(819)
Treasury stock, Common, at cost (119,258 and 73,430 shares as of July 31, 2022 and October 31, 2021, respectively)	(786)	(586)
Deferred compensation	786	586
Total stockholder’s equity	690,014	642,438
Noncontrolling interest	6,766	-
Total equity	696,780	642,438
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$944,422	$875,248

(1)	The consolidated assets as of July 31, 2022 and October 31, 2021 include $105,641 and $54,375, respectively, of assets of the variable interest entity (“VIE”) that can only be used to settle obligations of the VIE. These assets include cash of $2,842, unbilled accounts receivable of $1,067, operating lease right of use assets of $1,186 and project assets of $100,546 as of July 31, 2022, and cash of $1,364 and project assets of $53,012 as of October 31, 2021, respectively. The consolidated liabilities as of July 31, 2022 include short-term operating lease liabilities of $157, accrued liabilities of $500 and long-term operating lease liability of $1,478. The consolidated liabilities as of October 31, 2021 were $0.

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 10

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended July 31,
	2022	2021
Revenues:
Product	$18,000	$-
Service	9,049	14,344
Generation	10,877	6,230
Advanced Technologies	5,178	6,246
Total revenues	43,104	26,820
Costs of revenues:
Product	17,919	1,903
Service	7,718	13,026
Generation	18,136	6,728
Advanced Technologies	3,511	4,063
Total costs of revenues	47,284	25,720
Gross (Loss) profit	(4,180)	1,100
Operating expenses:
Administrative and selling expenses	14,158	8,662
Research and development expenses	9,659	3,023
Total costs and expenses	23,817	11,685
Loss from operations	(27,997)	(10,585)
Interest expense	(1,622)	(1,554)
Other income, net	1,136	149
Loss before provision for income taxes	(28,483)	(11,990)
Provision for income taxes	(494)	(7)
Net loss	(28,977)	(11,997)
Net income attributable to noncontrolling interest	437	-
Net loss attributable to FuelCell Energy, Inc.	(29,414)	(11,997)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(30,214)	$(12,797)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.08)	$(0.04)
Basic and diluted weighted average shares outstanding	387,465,758	337,291,562

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 11

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Nine Months Ended July 31,
	2022	2021
Revenues:
Product	$36,000	$-
Service	13,855	19,917
Generation	27,423	17,306
Advanced Technologies	14.005	18,427
Total revenues	91,283	55,650
Costs of revenues:
Product	39,159	6,190
Service	13,123	20,992
Generation	42,978	23,265
Advanced Technologies	10,408	12,477
Total costs of revenues	105,668	62,924
Gross loss	(14,385)	(7,274)
Operating expenses:
Administrative and selling expenses	64,357	27,264
Research and development expenses	22,316	7,810
Total costs and expenses	86,673	35,074
Loss from operations	(101,058)	(42,348)
Interest expense	(4,757)	(5,662)
Loss on extinguishment of debt	-	(11,156)
Loss on extinguishment of Series 1 preferred share obligation	-	(934)
Change in fair value of common stock warrant liability	-	(15,974)
Other income (expense), net	1,086	(797)
Loss before provision for income taxes	(104,729)	(76,871)
Provision for income taxes	(494)	(3)
Net loss	(105,223)	(76,874)
Net loss attributable to noncontrolling interest	(4,968)	-
Net loss attributable to FuelCell Energy, Inc.	(100,255)	(76,874)
Series B preferred stock dividends	(2,400)	(2,400)
Net loss attributable to common stockholders	$(102,655)	$(79,274)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.27)	$(0.24)
Basic and diluted weighted average shares outstanding	375,638,293	323,983,465

FuelCell Energy Third Quarter Fiscal 2022 Results  Page 12

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges and other unusual items such as the non-recurring legal expense related to the settlement of the POSCO Energy legal proceedings recorded during the first quarter of fiscal 2022, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended July 31,		Nine Months Ended July 31,

(Amounts in thousands)	2022	2021	2022	2021
Net loss	$ (28,977)	$ (11,997)	$(105,223)	$(76,874)
Depreciation and amortization (1)	5,266	4,509	16,369	14,921
Provision for income taxes	494	7	494	3
Other (income)/expense, net (2)	(1,136)	(149)	(1,086)	797
Loss on extinguishment of debt	-	-	-	11,156
Loss on extinguishment of Series 1 preferred share obligation	-	-	-	934
Change in fair value of common stock warrant liability	-	-	-	15,974
Interest expense	1,622	1,554	4,757	5,662
EBITDA	$ (22,731)	$ (6,076)	$ (84,689)	$ (27,427)
Stock-based compensation expense	1,961	903	5,126	3,573
Legal fees incurred for a legal settlement(3)	-	-	24,000	-
Adjusted EBITDA	$ (20,770)	$ (5,173)	$ (55,563)	$ (23,854)

(1)	Includes depreciation and amortization on our Generation portfolio of $4.1 million and $11.8 million for the three and nine months ended July 31, 2022, respectively, and $3.3 million and $11.2 million for the three and nine months ended July 31, 2021, respectively.
(2)	Other (income)/expense, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded legal fees of $24 million related to a legal settlement during the nine months ended July 31, 2022, which was recorded as an administrative and selling expense.